UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN EQUITY
Investment Life Holding Company
6000 Westown Parkway
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 10, 2010

        The Annual Meeting of Shareholders of American Equity Investment Life Holding Company will be held at the Company's executive offices, 6000 Westown Parkway, West Des Moines, Iowa 50266, on Thursday, June 10, 2010 at 3:30 p.m., local time, for the following purposes:

  1.
  To elect a total of 3 Directors to three-year terms.

  2.
  To consider and vote upon the ratification of KPMG LLP as the Company's independent registered public accounting firm for 2010.

  3.
  To transact such other business that may properly come before the meeting.

        Shareholders of record at the close of business on April 16, 2010, are entitled to notice of and vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares in one of the following ways:

  •
  By telephone using the toll-free telephone number shown on the proxy card;

  •
  Through the Internet by visiting the website shown on the proxy card; or

  •
  By completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or by fax to the number shown on the proxy card.

By Order of the Board of Directors

West Des Moines, Iowa April 28, 2010	Debra J. Richardson Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held June 10, 2010.

This Proxy Statement and our 2009 Annual Report
are available at http://www.american-equity.com/2009proxy.

PROXY STATEMENT
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Shareholders
June 10, 2010

i

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General Information

        This proxy statement is furnished to the shareholders of American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266 (referred to in this proxy statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on June 10, 2010, at the time and place shown in the Notice of Annual Meeting of Shareholders, and at any adjournment thereof. To obtain directions to the Annual Meeting, you may contact us at our toll-free number 1-888-221-1234.

        We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

        This proxy statement is first being mailed on or about April 28, 2010.

Voting Rights

        Only shareholders of record as of the close of business on April 16, 2010, will be entitled to the notice of and to vote at the meeting. We have a single class of voting Common Stock, $1 par value per share ("Common Stock"), of which 58,474,309 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

        Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any director, broker non-votes and abstentions represented at the meeting will be counted for quorum purposes. Votes will be tabulated under the supervision of Computershare, Inc., which has been designated by the Board of Directors to act as inspector of the election.

        If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions. Even if you do not provide instructions, your bank, broker or other holder of record may vote your shares on certain "routine matters". The New York Stock Exchange ("NYSE") considers Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm to be a "routine matter". As a result, without instructions from you, your broker is permitted to vote your shares on this matter at its discretion. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker has not received instructions from you and does not have discretionary voting power for that particular item. The NYSE considers Proposal 1—Election of Directors to be a "non-routine matter" and, therefore, brokers may not vote on the matter unless they receive specific voting instructions from you. At this year's annual meeting, in the event that a brokerage firm does not receive voting instructions from one of our stockholders, such stockholder's shares will not be voted, and will be considered "broker non-votes" with respect to the Proposal 1—Election of Directors.

        If you plan to attend the meeting and vote in person, you will be given a ballot when you arrive. If your shares of Common Stock are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card. You will need to bring the broker's proxy card with you to the Annual Meeting in order to vote.

 Voting

        If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

  •
  "FOR" the election of the 3 nominees for Directors; and

  •
  "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010.

        If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

        As an alternative to voting by using the enclosed proxy card, if you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name"), you may vote by telephone or through the Internet. Please see the enclosed proxy card for instructions on how to access the telephone and Internet voting systems. If you hold your shares in "street name," your broker or other nominee will advise you on whether you may vote by telephone or through the Internet as an alternative to voting by using the enclosed proxy card.

        As to the election of directors, regardless of which method is used to vote, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify or (c) withhold your vote from all nominees as a group.

        A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or through the Internet at a later date or by a proxy bearing a later date.

        The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by calling the toll-free telephone number or by visiting the website shown on the proxy card.

PROPOSALS TO BE VOTED UPON

Proposal 1
Election of Directors

        The Board of Directors presently consists of twelve members, each of whom have been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of service of the three directors presently serving as the Class I Directors expire at the Annual Meeting to be held on June 10, 2010. The three nominees to serve as Class I Directors include incumbents Alexander M. Clark, Robert L. Hilton and John M. Matovina. Each is nominated for election to a term of three years expiring in 2013.

        Mr. Matovina is a member of our senior management team. Mr. Clark and Mr. Hilton are independent under the requirements of the Sarbanes-Oxley Act of 2002 ("SOX"), and rules adopted by the Securities and Exchange Commission ("SEC") thereunder, as well as the corporate governance listing standards of the NYSE ("NYSE Rules").

        The Board of Directors anticipates that the nominees will be able to serve. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the shareholder giving the proxy withholds such authority or votes against any such nominee.

        Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting.

        The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

 Class I Directors Whose Terms Expire at the 2010 Annual Meeting

        Alexander M. Clark has served as a Managing Director-Insurance Investment Banking since February 2006 at the Corporate Finance division of Sanders Morris Harris, Inc., New York, which division was renamed Smith Capital, Inc. in 2007, and, upon a change in ownership, Madison Williams & Company, Inc. in 2010. From October 1993 to February 2006, Mr. Clark was Managing Director with Advest, Inc. From January 1990 to September 1993, Mr. Clark was Senior Vice President with Gramercy Partners, and from November 1987 to January 1990 he was Senior Vice President with McKinley Allsopp, Inc. Mr. Clark is a chartered financial analyst. He has served as a director of our New York life subsidiary since August 2005 and also serves as a director of Pennsylvania National Insurance Group, Unity Financial Life Insurance Company, Penn Treaty American Corporation and Great American Life Insurance Company of New York. Mr. Clark's investment banking activities have been focused primarily on insurance companies and he has been actively involved in the insurance industry for over 30 years. Mr. Clark's background in investment banking and his financial expertise and experience in the insurance industry led the Board of Directors to conclude that Mr. Clark should serve as a director of the Company.

        Director since 2007. Age 76.

        Robert L. Hilton served as Executive Vice President of Government Relations and Marketing of Amtrust Financial Services, Inc. from October 2000 to April 2001. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996 he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton was retired from December 1999 until October 2000 and has been a self-employed insurance consultant since November 2000. Mr. Hilton is a former director of The Statesman Group Inc. ("Statesman") and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida. Mr. Hilton's years of experience in and extensive knowledge of the insurance industry led the Board of Directors to conclude that Mr. Hilton should serve as a director of the Company.

  Director since 1996. Age 81.
  Member: Compensation and Nominating and Corporate Governance Committees

        John M. Matovina has served as Vice Chairman, Chief Financial Officer and Treasurer of the Company since January 1, 2009. Prior to that, Mr. Matovina had served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries. Mr. Matovina's role as Vice Chairman, Chief Financial Officer and Treasurer of the Company as well as his years of experience in and extensive knowledge of the accounting and the insurance industries led the Board of Directors to conclude that Mr. Matovina should serve as a director of the Company.

  Director since 2000. Age 55.
  Member: Executive and Investment Committees

Members of Our Board Not Standing for Election This Year

        Set forth below is information about our directors who are not standing for election at the Annual Meeting.

Class II Directors Whose Terms Expire at the 2011 Annual Meeting

        Joyce A. Chapman is a retired banker who spent over 35 years with West Bank, West Des Moines, Iowa. While at West Bank, Ms. Chapman served in various capacities related to bank administration and operation. Ms. Chapman has served in numerous positions of leadership in philanthropic and banking industry organizations. Ms. Chapman also serves as a director for West Bancorporation, Inc. Ms. Chapman's leadership experience in various organizations and her experience in the banking industry led the Board of Directors to conclude that Ms. Chapman should serve as a director of the Company. (Although they share the same last name, Joyce A. Chapman and Steven G. Chapman are not related.)

        Director since 2008. Age 65.

        James M. Gerlach has served as Executive Vice President of the Company since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President of American Life and Casualty Insurance Company ("American Life and Casualty") and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach has been active in the insurance industry for over 35 years. Mr. Gerlach's vast knowledge of the Company's operations as well as his years of experience in the insurance industry led the Board of Directors to conclude that Mr. Gerlach should serve as a director of the Company.

  Director since 1996. Age 67.
  Member: Executive and Investment Committees

        Robert L. Howe served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in this position until his retirement in 2002. During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies. Since his retirement, Mr. Howe has been a self-employed insurance consultant serving as director of EMC National Life Company from 2003 until 2007, and from 2007 to present, Mr. Howe serves as a director of EMC Insurance Group. He also serves as the designated financial expert on the board of directors of EMC Insurance Group. Mr. Howe is a certified financial examiner, certified insurance examiner, certified government financial manager and accredited insurance receiver. Mr. Howe's experience in the financial oversight of insurance companies and his expertise in finance led the Board of Directors to conclude that Mr. Howe should serve as a director of the Company.

  Director since 2005. Age 67.
  Member: Executive and Audit Committees

        Debra J. Richardson has served as Executive Vice President and Secretary of the Company since January 1, 2009. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996 serving in various positions including Vice President-Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 30 years. Ms. Richardson's experience as an executive of the Company and her years of involvement in the insurance industry led the Board of Directors to conclude that Ms. Richardson should serve as a director of the Company.

  Director since 2008. Age 53.
  Member: Executive and Investment Committees

Class III Directors Whose Terms Expire at the 2012 Annual Meeting

        Steven G. Chapman was named Vice Chairman and Chief Operating Officer of Ruan Transport Corporation, Des Moines, Iowa, in August 2009. Mr. Chapman joined ITAGroup ("ITA") in 1974 as the Manager of Group Operations. In 1977, he was promoted to Vice President and became a member of the Board of Directors. Mr. Chapman was promoted to Executive Vice President in 1986 and became President of ITA in 1990. Mr. Chapman was named Chief Executive Officer in 1995 and Chairman of the Board in 2004. Mr. Chapman continues as Chairman of the Board of ITA in addition to serving on the boards of Per Mar Security Services, Ruan Transport Corporation, Mercy Medical Center, United Way of Central Iowa and the Greater Des Moines Partnership. Mr. Chapman's leadership and business experience led the Board of Directors to conclude that Mr. Chapman should serve as a director of the Company.

        Director since 2008. Age 58.

        David J. Noble serves as Executive Chairman of the Board of the Company and served as Chairman, Chief Executive Officer, President and Treasurer of the Company since its formation in 1995 until January 1, 2009. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc. Mr. Noble's prior service as Chief Executive Officer, President and Treasurer of the Company gives him unique insights into the Company's challenges, opportunities and operations. This, along with his years of experience in the insurance industry, led the Board of Directors to conclude that Mr. Noble should serve as a director of the Company.

  Director since 1995. Age 78.
  Member: Executive and Investment Committees

        A. J. Strickland, III is the Thomas R. Miller Professor of Strategic Management in the Graduate School of Business at the University of Alabama and has been since 1969. Dr. Strickland is a director of Twenty Services, Inc. and a former director of Statesman. Dr. Strickland is also the co-author of many strategic management books and texts used at universities worldwide. In addition, he conducts frequent industry and competitive analyses of domestic and international firms. Dr. Strickland's extensive knowledge of strategic management and the finance industry arising from his academic experience led the Board of Directors to conclude that Dr. Strickland should serve as a director of the Company.

  Director since 1996. Age 68.
  Member: Audit and Compensation Committees

        Wendy C. Waugaman has served as Chief Executive Officer and President of the Company since January 1, 2009. Prior to that, Ms. Waugaman served as Chief Financial Officer and General Counsel of the Company since June 1999. Before joining the Company, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Waugaman was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She was a corporate attorney for Statesman for over 15 years. Ms. Waugaman is also a certified public accountant. Ms. Waugaman served as a director of West Bancorporation, Inc. from March 2007 through March 2009. Ms. Waugaman's role as Chief Executive Officer and President of the Company and former role as Chief Financial Officer and General Counsel of the Company provides her with intimate knowledge of the Company's operations. Her legal and financial background led the Board of Directors to conclude that Ms. Waugaman should serve as a director of the Company.

  Director since 2008. Age 49.
  Member: Executive and Investment Committees

        Harley A. Whitfield, Sr. is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy from 1956 through 1994. Mr. Whitfield served as corporate counsel for Statesman and its subsidiary companies for over 30 years. Mr. Whitfield's years of legal and business experience with Statesman as well as with other companies led the Board of Directors to conclude that Mr. Whitfield should serve as a director of the Company.

  Director since 1996. Age 79.
  Member: Audit, Compensation and Nominating and Corporate Governance Committees

Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for the year 2010. The Board of Directors requests that the shareholders ratify the appointment of KPMG. If the appointment of KPMG is not ratified by our shareholders, our Audit Committee will investigate the reasons for the shareholder rejection and will consider approving another independent registered public accounting firm.

        Fees paid to KPMG for its services during the last two fiscal years were:

	2009	2008
Audit fees	$1,405,819	$1,405,940
Audit-related fees	233,608	86,748
Tax fees	28,283	—
All other fees	—	—

Total	$1,667,710	$1,492,688

        Audit fees include fees associated with the annual consolidated financial statements audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q and statutory audits required by regulatory authorities. Audit-related fees primarily include comfort letters related to our At-The-Market offering of common stock and issuance of convertible debt and employee benefit plan audits. Tax fees paid to KPMG during 2009 primarily relate to consultation regarding the Company's tax sharing agreement with its subsidiaries and a tax method change.

        The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) and all fees for services performed by the independent registered public accounting firm. These policies were adopted in compliance with SOX and rules adopted by the SEC thereunder. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the auditors' independence. These services may include audit services, audit-related services, tax services and other services. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as comfort letters related to common stock or debt offerings and audits of employee benefit plans. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        We anticipate that representatives of KPMG will be present at the meeting, will be available to respond to questions concerning the 2009 audit and may make a statement if they so desire.

        The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as the independent registered public accounting firm for 2010.

INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2010 by: (i) each director and nominee for director; (ii) our chief executive officer and each of our other four most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock. On March 31, 2010, there were 58,358,809 shares of Common Stock outstanding.

			Options and Convertible Securities included in Number of Shares Beneficially Owned(2)
	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
David J. Noble(3)	2,106,768	3.60%	132,305
James M. Gerlach(4)(5)	291,892	*	108,467
Wendy C. Waugaman(4)	230,136	*	105,000
Debra J. Richardson(4)	224,429	*	120,967
A. J. Strickland, III	203,000	*	3,000
John M. Matovina(4)	131,001	*	60,000
Robert L. Hilton	29,000	*	3,000
Harley A. Whitfield, Sr.	25,000	*	3,000
Alexander M. Clark	15,000	*	—
Steven G. Chapman	7,500	*	—
Robert L. Howe	5,500	*	—
Joyce A. Chapman	650	*	—
All executive officers, directors and nominees for directors as a group (16 persons)	3,775,645	6.38%	801,707
5% Owners:
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(6)	4,842,241	8.30%	—
Goldman Sachs Asset Management 32 Old Slip New York, NY 10005(7)	3,305,158	5.66%	—
Pzena Investment Management, LLC 120 West 45th Street, 20th Floor New York, NY 10036(8)	3,240,646	5.55%	—

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
This column includes stock options granted pursuant to our 1996 Incentive Stock Option Plan, the 2000 Employee Stock Option Plan and the 2000 Directors Stock Option Plan and shares that can be acquired pursuant to the conversion of trust preferred securities issued by American Equity Capital Trust I ("Trust I").

(3)
Mr. Noble's ownership includes 935,779 shares held in a living trust, 525,000 shares held in a charitable remainder trust of which he, Ms. Waugaman and Ms. Richardson are co-trustees, 240,000 shares held by Noble Enterprises, LP, 237,000 shares held by Twenty Services, Inc., 34,500 shares held in our 401(k) savings plan, 2,184 shares held in our Employee Stock Ownership Plan ("ESOP") and 82,305 shares that can be acquired upon conversion of 22,222 trust preferred securities issued by Trust I. Mr. Noble's revocable trust is a General Partner of Noble Enterprises, LP and Mr. Noble beneficially owns 52% of Twenty Services, Inc.

(4)
Mr. Gerlach's ownership includes 90,000 shares held in our 401(k) savings plan, 9,000 shares held jointly with his spouse, 1,924 shares held in our ESOP and 13,717 shares that can be acquired upon conversion of 3,704 trust preferred securities issued by Trust I. Ms. Waugaman's ownership includes 35,200 shares held in the American Equity Officers Rabbi Trust, 33,000 shares held in a charitable lead trust of which she is the trustee and 2,011 shares held in our ESOP. Ms. Richardson's ownership includes 34,000 shares held in the American Equity Officers Rabbi Trust, 15,847 shares held in our 401(k) savings plan, 13,050 shares held in a charitable lead trust of which she is the trustee, 2,038 shares held in our ESOP and 13,717 shares that can be acquired upon conversion of 3,704 trust preferred securities issued by Trust I. Mr. Matovina's ownership includes 38,000 shares held individually (pledged to West Bank as collateral) and 2,001 shares held in our ESOP.

(5)
In addition to the shares reflected in this table, Mr. Gerlach has a non-qualified deferred compensation agreement with us pursuant to which he will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Under this agreement, Mr. Gerlach is entitled to receive 24,285 shares.

(6)
Based on the Schedule 13G filed with the SEC on February 8, 2010, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 4,801,935 shares, sole dispositive power with respect to 4,842,241 shares and no shared voting or dispositive power.

(7)
Based on the Schedule 13G filed jointly with the SEC on February 12, 2010, by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, "Goldman Sachs Asset Management"). Goldman Sachs Asset Management reported shared voting power with respect to 2,946,952 shares, shared dispositive power with respect to 3,305,158 shares and no sole voting or dispositive power.

(8)
Based on the Schedule 13G filed with the SEC on February 12, 2010, by Pzena Investment Management, LLC. Pzena Investment Management, LLC reported sole voting power with respect to 2,496,360 shares, sole dispositive power with respect to 3,240,646 shares and no shared voting or dispositive power.

Corporate Governance

        The Company is committed to the highest standards of business conduct in our relationships with each other and with our customers, agents, national marketing organizations, suppliers, shareholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct. The Company has established a Code of Business Conduct and Ethics (the "Code of Ethics") to assure uniformity in standards of conduct. The Code of Ethics applies to all of the Company's directors, officers and employees. The Code of Ethics is available under "Corporate Governance" accessible through the "Investor Relations" link on the Company's website at www.american-equity.com. In addition, a copy of the Code of Ethics is available in print. Requests for such should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266.

Board Leadership Structure

        Mr. Noble serves as Executive Chairman of the Board of Directors. Prior to January 1, 2009, Mr. Noble served as Chairman, Chief Executive Officer, President and Treasurer of the Company. The Company chose to separate the roles of Chief Executive Officer and Executive Chairman of the Board due to the increased responsibilities brought by the growth of the Company. As Executive Chairman of the Board, Mr. Noble's focus is on the strategic direction of the Company. Mr. Noble's history as our founder and his strategic experience made him the appropriate leader of the Board. On August 19, 2009, the Company created the role of "Lead Independent Director" and appointed Mr. Howe to such position. The Lead Independent Director works with the Executive Chairman of the Board, Chief Executive Officer and other members of the Board of Directors to provide independent oversight of the Company. Among other things, Mr. Howe serves as principal liaison among the Executive Chairman of the Board, the independent directors and senior management. Mr. Howe also chairs executive sessions of the independent directors.

Board of Director's Oversight of Risk Management

        The Company's Board of Directors administers its risk oversight function directly and through the committees of the Board of Directors. The involvement of the Board of Directors in setting the Company's business strategy is a key part of its assessment of management's approach to risk and allows the Board of Directors to understand and determine what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit Committee focuses on financial risk, including internal controls. Additionally, the Company's Compensation Committee is responsible for creating incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy. Finally, the Investment Committee manages the risks involving the Company's assets and liabilities and investment policies and activities.

        On August 19, 2009, the Company established the Disclosure Committee comprised of (i) the Audit Committee Chair, who also serves as chairman for the Disclosure Committee, (ii) the Chief Financial Officer, (iii) the Vice President-Accounting/Controller and (iv) the Secretary of the Company. The purpose of the Disclosure Committee is to assist senior officers of the Company to fulfill the Company's and their responsibilities regarding the identification and disclosure of material information about the Company and the accuracy, completeness and timeliness of the Company's financial reports, SEC reports and press releases. The Disclosure Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request.

 Majority of Independent Directors

        Our Board of Directors includes twelve members and it has affirmatively determined that the following seven are independent under the requirements of SOX and the NYSE Rules:

Joyce A. Chapman Steven G. Chapman Alexander M. Clark Robert L. Hilton Robert L. Howe A. J. Strickland, III Harley A. Whitfield, Sr.

        Steven G. Chapman is Chairman of the Board of ITAGroup ("ITA"), and until December 31, 2008, also served as Chief Executive Officer. We utilize ITA to provide travel services for agent conventions and meetings. In 2009, we paid ITA approximately $2.1 million for such services including the cost of airline tickets, lodging and onsite meeting services. The aggregate amount of fees we paid to ITA represented less than 1% of ITA's gross revenues in 2009.

        Harley A. Whitfield, Sr. is retired from the law firm of Whitfield & Eddy, P.L.C., a firm we utilize for certain legal services. Mr. Whitfield retains honorary status as "of counsel" with Whitfield & Eddy, but provides no services and receives no compensation in this capacity. The aggregate amount of fees we pay to Whitfield & Eddy annually are immaterial in amount both to us and to Whitfield & Eddy.

        The independent directors meet in executive session as a part of all regular quarterly meetings of the Board of Directors. At each such executive session, the Lead Independent Director presides over such sessions. The Board of Directors has adopted Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request.

        Any interested parties desiring to communicate with a member (or all members) of the Board of Directors regarding the Company may directly contact such directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266. All correspondence received by the Corporate Secretary will be categorized and then forwarded to the Board of Directors, the individual director or any group or committee of directors.

Compensation of the Board of Directors

        Directors who are our employees receive no compensation for their services as directors. Each member of the Board of Directors who is not an employee of the Company receives (i) $1,000 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an employee of the Company also receives $1,000 for each additional day such Chair is required to work in preparation for meetings with the exception of the Chair of the Audit Committee who receives $3,000 per month. The Lead Independent Director receives $2,500 per quarter.

        Effective April 1, 2010, each member of the Board of Directors who is not an employee of the Company will receive $1,333 per month payable quarterly. In addition, members of the Audit Committee will receive an additional $1,000 per quarter with the exception of the Chair of the Audit Committee.

        Under the 2000 Director Stock Option Plan, directors who are not employees may receive grants of options to purchase shares of our Common Stock. All options granted have an exercise price equal to the closing public market value of the shares on the date of grant. An aggregate of 135,000 options have been granted under this plan with 129,000 options outstanding and 90,000 available for future grants. The directors are encouraged to be shareholders of the Company although there is no written policy requiring the directors to have a specified level of share ownership.

        The following table provides compensation information for 2009 for each member of the Board of Directors that is not an employee:

2009 Directors Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Joyce A. Chapman	15,500	28,800	44,300
Steven G. Chapman	18,000	28,800	46,800
Alexander M. Clark	18,000	28,800	46,800
Robert L. Hilton	26,000	28,800	54,800
Robert L. Howe	54,000	28,800	82,800
A. J. Strickland, III	23,500	28,800	52,300
Harley A. Whitfield, Sr.	26,000	28,800	54,800

(1)
Amounts reflect for each option award, the aggregate grant date fair value for fiscal year 2009 pursuant to Financial Accounting Standards ("FAS") Accounting Standards Codification ("ASC") Topic 718. No forfeiture of option awards occurred during 2009. For a discussion regarding the assumptions made in the valuation of the option awards, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K. On June 4, 2009, Ms. Chapman, Mr. Chapman, Mr. Clark, Mr. Hilton, Mr. Howe, Dr. Strickland and Mr. Whitfield each received options to purchase 10,000 shares of our Common Stock. The per share fair value at the grant date was $2.88. The vesting period for the options is thirty-six months. Prior to this grant, Mr. Hilton, Dr. Strickland and Mr. Whitfield had previously received grants totaling 13,000 options each and Mr. Clark and Mr. Howe had previously received grants totaling 10,000 options each under our 2000 Directors Stock Option Plan.

Meetings and Committees of the Board of Directors

        The Board of Directors met eight times in 2009 and each of the directors attended at least five of the meetings. We currently have five permanent committees described below. Each of the committee members attended at least 75% of the committee meetings. Under our Corporate Governance Guidelines, which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request, a director is invited and encouraged to attend the Company's Annual Meeting of shareholders. All of the directors, with the exception of A. J. Strickland, III, attended the Annual Meeting of Shareholders held June 4, 2009.

        The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board of Directors, all of the powers and authority of the Board of Directors in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board; and (iii) makes recommendations to the Board of Directors on policy matters. During 2009, the Executive Committee was comprised of James M.

Gerlach, John M. Matovina, David J. Noble, Debra J. Richardson, Wendy C. Waugaman and they met twice. Effective June 4, 2009, Robert L. Howe became a member of the Executive Committee.

        The Audit Committee performs the following functions, among others: (i) assists the Board of Director's oversight of (a) the integrity of our financial statements and systems of internal control over financial reporting; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent auditors' qualifications and independence; and (d) the performance of our independent auditors and our internal audit function; and (ii) prepares the annual report required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The Audit Committee met five times in 2009.

        The Audit Committee is comprised of three independent directors: Robert L. Howe, A. J. Strickland, III and Harley A. Whitfield, Sr. The Audit Committee must include only directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all Audit Committee members must have the ability to read and understand financial statements. The Board of Directors has determined that all members of the Audit Committee meet such standards. In addition, the Board of Directors has determined that Mr. Howe is an "audit committee financial expert," as that term is defined under SOX.

        The Compensation Committee performs the following functions, among others: (i) oversees our compensation and benefit plans and practices related to our Executive Chairman; (ii) makes recommendations to the Board of Directors with respect to other senior officers' compensation, incentive-compensation and equity-based plans; and (iii) produces an annual report on executive compensation disclosures as required by the SEC. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below. The Compensation Committee met three times in 2009.

        The Compensation Committee engages an independent compensation consultant, Pearl Meyer & Partners ("Pearl Meyer"), to provide advice and data with respect to compensation benchmarking and market practices. In 2009, Pearl Meyer worked with the Compensation Committee to develop recommendations regarding (i) the terms of Mr. Noble's Retirement Benefit Agreement; (ii) base salaries of executive officers; (iii) option awards; and (iv) the structure of the Company's 2009 Employee Incentive Plan, which was filed on a Form 8-K on June 9, 2009.

        The Compensation Committee is comprised of three independent directors: Robert L. Hilton, A. J. Strickland, III and Harley A. Whitfield, Sr. Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Compensation Committee meet such standard.

        The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our Board of Directors regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities. During 2009, the Investment Committee was comprised of James M. Gerlach, John M. Matovina, David J. Noble, Debra J. Richardson and Wendy C. Waugaman. The Investment Committee met four times in 2009.

        The Nominating and Corporate Governance Committee performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of director candidates; (iii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The Nominating and Corporate Governance Committee met once in 2009.

        The Nominating and Corporate Governance Committee is comprised of two independent directors: Robert L. Hilton and Harley A. Whitfield, Sr. Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board of Directors has determined that both members of the Nominating and Corporate Governance Committee meet such standard.

Information Regarding the Company's Process for Identifying Director Nominees

        The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board of Director's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

        The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director's oversight of our business and affairs and (ii) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Nominating and Corporate Governance Committee may consider include a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with us and independence from management. The Nominating and Corporate Governance Committee also may seek to have the Board of Directors represent a diversity of backgrounds and experience.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of Robert L. Hilton, A. J. Strickland, III and Harley A. Whitfield, Sr. The Board of Directors has affirmatively determined Mr. Hilton, Dr. Strickland and Mr. Whitfield are all independent under the requirements of SOX and the NYSE Rules. No member of the Compensation Committee had any relationship requiring disclosure under Certain Relationships and Related Person Transactions. Furthermore, none of the Company's Compensation Committee members has ever been an officer or employee of the Company or any of our subsidiaries, and none of our executive officers has served on the compensation committee or board of directors of any company, one of whose executive officers served on our Board of Directors or our Compensation Committee.

Audit Committee Disclosures

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial reporting process, the preparation, presentation and integrity of the Company's financial statements and the systems of internal control, including disclosure controls and procedures and internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as issuing an opinion on the effectiveness of internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities and for supervising the relationship between the Company and the independent auditor. In fulfilling its oversight responsibilities, the Audit Committee meets regularly with management and the independent auditor, both jointly and separately.

        The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2009, with management and KPMG, the Company's independent registered public accounting firm. The Audit Committee also reviewed the Management's Report on Internal Control over Financial Reporting and KPMG's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K for 2009 filed with the SEC.

        The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. KPMG confirmed in its letter that it is independent of the Company under all relevant professional and regulatory standards.

        Based on the review and discussions with management and KPMG referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2009 be included in the Company's Annual Report on Form 10-K for 2009 filed with the SEC.

        As specified in the Audit Committee charter, the Audit Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits or for determining that the Company's financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Such matters are the responsibility of management, and where applicable, the independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and (ii) the report of KPMG with respect to such consolidated financial statements.

AUDIT COMMITTEE Robert L. Howe, Chair A. J. Strickland, III Harley A. Whitfield, Sr.

Executive Officers

        Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

        David J. Noble (age 78) serves as Executive Chairman of the Board of the Company and served as Chairman, Chief Executive Officer, President and Treasurer of the Company since its formation in 1995 until January 1, 2009. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

        Wendy C. Waugaman (age 49) has served as Chief Executive Officer and President of the Company since January 1, 2009. Prior to that, Ms. Waugaman served as Chief Financial Officer and General Counsel of the Company since June 1999. Before joining the Company, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Waugaman was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She was a corporate attorney for Statesman for over 15 years. Ms. Waugaman is also a certified public accountant. Ms. Waugaman served as a director of West Bancorporation, Inc. from March 2007 through March 2009.

        John M. Matovina (age 55) has served as Vice Chairman, Chief Financial Officer and Treasurer of the Company since January 1, 2009. Mr. Matovina had served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

        Debra J. Richardson (age 53) has served as Executive Vice President and Secretary of the Company since January 1, 2009. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996 serving in various positions including Vice President-Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 30 years.

        James M. Gerlach (age 67) has served as Executive Vice President of our Company since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President of American Life and Casualty and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach has been active in the insurance industry for over 35 years.

Involvement in Legal Proceedings

        During the past ten (10) years, no officer or director of the Company has been involved in any event of the types described in Item 401(f) of Regulation S-K of the Securities Exchange Act of 1934 which is material to an evaluation of the ability or integrity of any officer and director. However, on March 3, 2010, the Company, Mr. Noble and Ms. Waugaman entered into settlements with the SEC related to allegations that the Company, Mr. Noble and Ms. Waugaman committed proxy disclosure violations in connection with the Company's 2006 proxy statement by inadequately disclosing details about the Company's acquisition of American Equity Investment Service Company, a financing company that was wholly owned by Mr. Noble, and the financial effects of the transaction on Mr. Noble. The Company, Mr. Noble and Ms. Waugaman agreed to settle the proxy charges without admitting or denying the allegations of the SEC's complaint. Under the settlement, the Company, Mr. Noble and Ms. Waugaman agreed to be permanently enjoined from committing future violations of the provisions of the federal securities laws related to proxy statements. Mr. Noble and Ms. Waugaman also agreed to pay a civil monetary penalty of $900,000 and $130,000, respectively. The SEC's complaint did not make any allegations of fraud against the Company, Mr. Noble or Ms. Waugaman, nor did the complaint allege misstatements in financial reporting. Additionally, the SEC did not limit Mr. Noble's or Ms. Waugaman's involvement with the Company or any of its subsidiaries.

Compensation Discussion and Analysis

        Our compensation policies and programs are designed to:

  •
  attract and retain highly qualified and motivated executive officers and employees;

  •
  encourage and reward achievement of our annual and long-term goals; and

  •
  encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

        Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million for certain named executives, with the exception of "performance-based compensation". Compensation to our executive officers in 2009 and all prior years was below this threshold and thus fully deductible for federal income tax purposes. We anticipate that future compensation will be fully deductible.

        Mr. Noble's Compensation.    David J. Noble is the founder of the Company and is employed with the Company as Executive Chairman of the Board of Directors. Prior to January 1, 2009, Mr. Noble served as the Chairman, Chief Executive Officer, President and Treasurer of the Company. The Compensation Committee has consistently made recommendations to implement, and approved, increases in Mr. Noble's compensation to reflect his leadership and the Company's growth and profitability. In 2008, Mr. Noble's base salary was $500,000, and he elected not to receive a cash bonus or stock options. In 2009, Mr. Noble's base salary remained at $500,000, and, as in the prior year, he elected not to receive a cash bonus. However, in 2009 the Compensation Committee granted Mr. Noble a stock option to purchase 40,000 shares of our Common Stock, with a per share exercise price of $7.00, which was the fair market value of our stock as of the date of grant. As discussed below under Stock Ownership and Long-Term Equity Compensation, the Compensation Committee decided to grant stock options to the named executives, including Mr. Noble, to better align their interests with those of our shareholders. As further discussed below, in March 2010, the Compensation Committee determined to increase the 2010 base salaries of the named executive officers, including Mr. Noble, and the Compensation Committee approved a cash bonus for Mr. Noble.

        In addition, in June 2009, the Compensation Committee approved a Retirement Benefit Agreement, as amended in March 2010, for Mr. Noble which provides certain retirement benefits to Mr. Noble in recognition of his past services to the Company and in consideration for his consent to certain post-termination obligations. This agreement, as amended, was filed on a Form 8-K on April 2, 2010. The terms of this agreement were negotiated in consultation with and following input from Pearl Meyer, the Compensation Committee's compensation consultant. Specifically, the consultant reviewed multiple drafts of the Retirement Benefit Agreement and provided guidance as to specific terms based on its experience with similar agreements. See Change in Control, Separation and Retirement Arrangements below for a description of these benefits.

        Other Named Executives.    The primary elements of compensation for the named executives in this proxy statement, other than Mr. Noble, include:

  •
  Base pay;

  •
  Discretionary annual cash bonuses;

  •
  Non-equity incentive compensation based on net receipts from new annuity sales; and

  •
  Long-term equity incentive compensation through stock options.

        Base Pay and Discretionary Cash Bonuses.    In 2009, the Compensation Committee recognized that the base salary for the named executives is, and has historically been, significantly lower than the salaries of comparable executives of companies in our industry. Consequently, in June 2009, the Compensation Committee approved an increase in salaries for the named executives, other than Mr. Noble. The increase was approved following a review of a compensation study prepared by Pearl Meyer. In an effort to bring the base salaries of our executive officers, including the named executive officers, closer to the industry standard, the Compensation Committee determined that the Company should increase base salaries to approximate the 25th percentile of the peer group levels over a two-year period (2009 and 2010), with the first portion of the increase retroactive to January 1, 2009. To develop a blended market consensus base salary for each of the positions of the named executives, the consultant utilized proxy data from 11 insurance companies having total assets in 2008 from $4.0 billion to $28.8 billion (Conseco, Inc., American Financial Group, Inc., Reinsurance Group of America, Incorporated, Torchmark Corporation, StanCorp Financial Group, Inc., FBL Financial Group, Inc., OneBeacon Insurance Group, Ltd., National Western Life Insurance Company, Horace Mann Educators Corporation, SWS Group, Inc., Kansas City Life Insurance Company). The consultant also utilized public and private survey data from 2008 for the financial service and insurance industries of companies having assets from $4 billion to $34 billion (trend adjusted to January 1, 2009). Consistent with the foregoing, on March 29, 2010, the Compensation Committee recommended, and the Board of Directors approved, the following base salaries retroactive to January 1, 2010: Mr. Noble—$650,000; Ms. Waugaman—$550,000; Mr. Matovina—$450,000; Ms. Richardson—$425,000 and Mr. Gerlach—$265,000.

        Through March 15, 2010, Mr. Noble made recommendations to the Compensation Committee regarding the amount of discretionary annual cash bonuses paid to executive officers of the Company, including the named executives, and the Compensation Committee reviewed and approved these recommendations. In making such recommendations, Mr. Noble considered the historical levels of compensation of such officers and the financial results and performance of the Company including attainment of sales, asset growth and earnings objectives. On March 15, 2010, the Compensation Committee approved the recommendations of Mr. Noble with respect to the payment of discretionary cash bonuses in March 2010 to the executive officers of the Company, including $50,000 each to Ms. Waugaman, Mr. Matovina and Ms. Richardson and $30,000 to Mr. Gerlach in recognition of the record financial performance of the Company during 2009. On March 15, 2010, the Compensation Committee also approved the payment of a discretionary cash bonus of $50,000 in March 2010 to Mr. Noble in recognition of the record financial performance of the Company during 2009.

        Incentive Compensation.    A key element of the compensation of all employees of the Company, excluding Mr. Noble, is a cash incentive plan based upon net receipts of premiums from new annuity sales. This plan is available to all employees and is intended to encourage employees to focus on our annual sales goals and to maintain the high levels of service to sales agents and policyholders for which the Company is known. Prior to 2007, the bonus pool consisted of 5 basis points (0.05%) of net premiums received from annuity sales during the six-month periods preceding each semi-annual distribution date. Distributions were made in cash on a pro rata basis equal to the ratio which each employee's gross salary bears to the total payroll expense for the relevant period and the relevant group of participants. The Company established the American Equity Investment Employee Stock Ownership Plan ("ESOP") effective July 1, 2007. With the formation of the ESOP, the bonus pool that previously consisted of 5 basis points was changed to 8 basis points. A distribution of 4 basis points is made in cash as described above and the value of 4 basis points is contributed to the ESOP. The principal purpose of the ESOP is to provide each eligible employee with an equity interest in the Company. Employees become eligible once they have completed a minimum of six months of service. Employees become 100% vested after two years of services. In 2009, all of the named executives participated in the ESOP and all of the named executives other than Mr. Noble participated in the cash incentive plan. In 2010, as a result of the new short-term incentive compensation program described below, the named executive officers will no longer participate in the cash bonus pool described above but will continue to participate in the ESOP.

        During late 2009 and early 2010, the Compensation Committee directed management to develop a short-term incentive compensation program for 2010. On March 28, 2010, management proposed and the Compensation Committee approved a 2010 Short-Term Incentive Compensation Program for management personnel, which includes the named executives. The Board of Directors approved the 2010 Short-Term Incentive Compensatory Program on March 29, 2010. This program differs materially from prior programs in terms of design and award opportunities, which management and the Compensation Committee believe will significantly improve its internal effectiveness and external competitiveness. There are two components to the short-term incentive program design for 2010 for the named executives—a Performance Incentive Plan and a Production Incentive Plan.

        Under the Performance Incentive Plan, each named executive has a threshold, target and maximum incentive opportunity expressed as a percent of base salary. These earning opportunities are tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth and Return on Average Equity ("ROAE"), based on operating income, for fiscal 2010. Management and the Compensation Committee believe that the combination of growth and returns creates the proper focus and alignment for maximizing short-term and long-term shareholder value creation. For purposes of calculating any incentive awards under the Performance Incentive Plan, Invested Asset Growth is weighted 35% and ROAE is weighted 65%. For any awards earned under the Performance Incentive Plan for fiscal 2010 performance, 70% of such award will be paid in cash and 30% will be paid in restricted stock. The portion paid in restricted stock will be subject to cliff vesting three years from the grant date in order to mitigate any risk of focusing only on short-term performance and to create an additional retention mechanism for key personnel.

        Under the Production Incentive Plan, each named executive can earn additional short-term incentive awards based on the Company's Gross Production and ROAE during fiscal 2010. The combination of these measures, which are equally weighted, produces an incentive pool that is available to the top 50 managers, including the named executives. If an incentive pool is earned under the Production Incentive Plan for fiscal 2010, 70% of the pool is allocated to the top 10 executives (including the named executives) and distributed among them based on their relative base salary as a percent of total base salaries for the group. The remaining 30% of the pool is distributed on a discretionary basis to any or all of the top 50 managers. Any awards earned under the Production Incentive Plan for fiscal 2010 will be paid in cash.

        For the named executives, the combination of the two programs creates a target award opportunity equal to approximately 32% of salary, which in conjunction with the changes to base salary improves the competitive positioning of target total cash compensation (salary plus target short-term incentive opportunity) over prior years but remains below the market 50th percentile data provided by the Compensation Committee's independent compensation consultant. The maximum award opportunity for the named executives, before consideration of any discretionary awards, is equal to approximately 66% of salary, which management and the Compensation Committee believes is competitive and appropriate without creating an incentive to take undue or unnecessary risk that could materially harm the Company.

        The specific performance goals under the 2010 Short-Term Incentive Compensation Program will be disclosed in next year's Proxy Statement. However, at the time the performance goals were approved by the Compensation Committee, it was believed that the performance targets reflected an appropriate degree of stretch but that they were attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's near term expectations.

        Stock Ownership and Long-Term Equity Compensation.    We emphasize long-term equity compensation in our total compensation package for all employees and particularly for senior officers. We believe this helps align the interests of such employees and officers with shareholders and creates an incentive to build our Common Stock value through growth in profitability targets including gross spread earnings on our annuity liability reserves, net operating earnings and return of operating earnings on average equity. Senior officers of the Company are encouraged to own shares of our Common Stock. Although no particular level of stock ownership is required, each of the named executives holds stock in amounts significant to his or her individual net worth. In addition, long-term equity compensation has been provided in the form of stock options granted under employee stock option plans adopted by our Board of Directors and approved by the shareholders.

        All options granted under our employee stock option plans from and after our IPO have an exercise price equal to the closing public market value of the shares on the date of grant. There has been no backdating. Options granted prior to the IPO have an exercise price equal to the fair market value of the shares as determined by our Board of Directors in its discretion. All options granted under our employee stock option plans have vesting periods of either six months or thirty-six months and may be exercised for a period of no more than ten years from the date of grant. The maximum number of shares subject to stock options which may be granted to any employee in any one year is 75,000. The exercise price of an option may be paid in cash, Common Stock or by a promissory note, to the extent permitted by law. We have also established a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us.

        To reinforce our emphasis on long-term equity compensation and to better align the interests of our senior officers with those of the shareholders, each of the named executives, including Mr. Noble, received options to purchase 40,000 shares (20,000 with respect to Mr. Gerlach) of our Common Stock on May 8, 2009. The per share exercise price of the options is $7.00, and the vesting period is thirty-six months from the grant date.

        Change in Control, Separation and Retirement Arrangements.    We have no written employment contracts or separation agreements with any of our officers or employees other than the separation agreement we entered into with Kevin M. Wingert, a former executive and director, filed on an amendment to a Form 8-K on January 2, 2009, and Mr. Noble's Retirement Benefit Agreement, as amended, filed on a Form 8-K on April 2, 2010. In the event of Mr. Noble's retirement, the Retirement Benefit Agreement provides that Mr. Noble will receive a monthly benefit of $54,167 or such higher amount which reflects one-twelfth of Mr. Noble's annual base salary as in effect at the time of his retirement for five years following his retirement for a total of 60 monthly installments (the "Retirement Benefit"); provided, however, that if Mr. Noble dies before all 60 monthly installments have been paid, then (a) if at the time of his death he is married, his wife will receive the monthly payments until the earliest of (i) the 24-month anniversary of Mr. Noble's death, (ii) her death and (iii) such time as all 60 monthly installments have been paid; or (b) if Mr, Noble dies without a surviving spouse, the payment of the Retirement Benefit will cease upon his death. In addition, during his lifetime, Mr. Noble will continue to receive health benefits generally available to the Company's senior executive officers under various Company benefit plans. The Agreement also contains confidentiality, non-competition and non-solicitation provisions which continue for two years following Mr. Noble's retirement.

        To promote retention of senior officers, we have entered into change in control agreements with a small group of our executives including each of the named executives except Mr. Noble. Each January 1, the term of each of these agreements is automatically extended one year unless we have given ninety days notice that we will not extend the term of the agreement. With certain exceptions, an executive is entitled to payments for a period of twenty-four or thirty-six months following a change in control if his or her employment is terminated for certain reasons within twenty-four or thirty-six months following a change in control. Such payments are equal to two or three times the amount of the executive's base salary plus "target annual bonus" as defined below in Potential Payments Upon Change in Control. These agreements also provide for the continuation of health, dental and life insurance benefits during the twenty-four and thirty-six month periods. If payments under these agreements become subject to the "golden parachute" excise tax imposed by Internal Revenue Code Sections 280G and 4999, then the named executives will be entitled to receive an additional "gross-up" payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        Non-Qualified Deferred Compensation Arrangements.    We permit senior officers of the Company to defer on an elective basis a specified portion of their base salaries, annual cash bonuses and amounts paid under the cash incentive plan. Any such deferrals must be made pursuant to a non-qualified deferred compensation agreement between the officer and the Company with deferred amounts contributed to the American Equity Officers Rabbi Trust. The investment of deferred amounts is directed by the individual officers and the return on such investments is added to the deferred account balance of such officer. No above market returns are paid on deferred amounts. Ms. Waugaman and Ms. Richardson have each invested a portion of their deferred compensation accounts in our Common Stock and dividends paid on our stock have been credited to their accounts. The balance of the deferred compensation accounts will be distributed to each executive who has elected to make such deferrals upon his or her death, disability or separation from service.

        Other Compensation.    We have a qualified 401(k) plan for all employees who are eligible after thirty days of employment and attainment of age 18. We match 50% of employee contributions to the plan up to 4% of the employee's total compensation, subject to the limitations specified in the Internal Revenue Code. In addition to the 401(k) plan, all employees participate in the ESOP as previously described. We offer a package of insurance benefits to all employees including health, dental, long-term disability and life insurance. Several of the named executives receive perquisites including car allowances, use of Company owned aircraft and payment of private club dues.

Compensation Committee Report

        The Compensation Committee of American Equity Investment Life Holding Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE A. J. Strickland, III, Chair Robert L. Hilton Harley A. Whitfield, Sr.

Executive Compensation Tables

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David J. Noble	2009	500,000	—	174,400	—	45,394	719,794
Executive Chairman	2008	500,000	—	—	—	86,656	586,656
	2007	120,000	400,000	—	—	33,498	553,498
Wendy C. Waugaman	2009	450,000	30,000	174,400	15,600	27,021	697,021
Chief Executive Officer	2008	355,000	22,000	158,400	—	25,954	561,354
and President	2007	257,000	82,600	—	6,492	18,428	364,520
John M. Matovina	2009	350,000	30,000	174,400	24,475	25,234	604,109
Vice Chairman, Chief Financial	2008	225,000	22,000	158,400	13,186	23,137	441,723
Officer and Treasurer	2007	200,000	57,600	—	11,818	17,947	287,365
Debra J. Richardson	2009	400,000	30,000	174,400	15,600	24,537	644,537
Executive Vice President	2008	355,000	22,000	158,400	—	23,295	558,695
and Secretary	2007	257,000	82,600	—	6,492	18,395	364,487
James M. Gerlach	2009	250,000	22,000	87,200	17,472	28,331	405,003
Executive Vice President	2008	200,000	22,000	158,400	11,707	19,892	411,999
	2007	175,000	54,600	—	10,397	12,932	252,929

(1)
Amounts reflect for each option award, the aggregate grant date fair value for fiscal year 2009 pursuant to FAS ASB Topic 718. For a discussion regarding the assumptions made in the valuation of the option awards, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K.

(2)
Includes cash incentive plan awards based upon net receipts of premiums from new annuity sales as previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis.

(3)
Mr. Noble's amount in 2009 includes $27,206 for use of Company owned aircraft and $10,883 for the ESOP. Ms. Waugaman's amount in 2009 includes $9,600 for car allowance and $2,911 for private club dues. Mr. Gerlach's amount in 2009 includes $10,120 for the ESOP, $5,634 for car allowance and $4,889 for use of Company owned aircraft. In determining the aggregate incremental cost to the Company for the use of Company owned aircraft, the Company uses a methodology that reflects the average cost of fuel and other variable costs (for example landing fees, catering and crew travel expenses). Because the Company owned aircraft are used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, including pilot salaries and the cost of maintenance unrelated to non-business travel. When an aircraft is already flying to a destination for business purposes and one or more non-business passengers are on such flight, only the direct variable costs associated with the additional non-business passenger(s) are included in determining the incremental cost to the Company. If an aircraft flies empty before picking up or after dropping off one or more passengers flying for non-business reasons, this "deadhead" segment would be included in the incremental cost to the Company. On certain occasions, an executive's spouse, other family members or guest may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional incremental cost is incurred by the Company in such situations under the methodology.

        The following table provides information regarding grants of plan-based awards including the stock options and non-equity incentive compensation granted to the named executives during 2009.

Grants of Plan-Based Awards for 2009
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($)/share	Grant Date Fair Value of Option Awards(2) ($)/share
David J. Noble	5/8/2009	—	40,000	7.00	4.36
Wendy C. Waugaman	5/8/2009	—	40,000	7.00	4.36
John M. Matovina	5/8/2009	—	40,000	7.00	4.36
Debra J. Richardson	5/8/2009	—	40,000	7.00	4.36
James M. Gerlach	5/8/2009	—	20,000	7.00	4.36

(1)
Each of these awards were granted pursuant to the Company's 2000 Employee Stock Option Plan.

(2)
Represents the per share fair value of the stock options as of the date of the grant.

        The following table provides information about unexercised stock options to acquire our Common Stock granted to named executives. All of such options granted prior to 2008 are fully vested and have a ten-year term. Options granted June 11, 2008 and May 8, 2009 have a thirty-six month vesting period and a ten-year term.

Outstanding Equity Awards at December 31, 2009
Name	Option Grant Date	Option Vest Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David J. Noble	12/4/2003	6/30/2004	50,000	—	9.00	12/4/2013
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
Wendy C. Waugaman	5/5/2000	11/30/2000	15,000	—	9.67	5/5/2010
	12/29/2000	6/30/2001	30,000	—	9.67	12/29/2010
	12/4/2003	6/30/2004	20,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	20,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	20,000	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	40,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
John M. Matovina	12/4/2003	6/30/2004	20,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	20,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	20,000	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	40,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
Debra J. Richardson	5/5/2000	11/30/2000	17,250	—	9.67	5/5/2010
	12/29/2000	6/30/2001	30,000	—	9.67	12/29/2010
	12/4/2003	6/30/2004	20,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	20,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	20,000	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	40,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	40,000	7.00	5/8/2019
James M. Gerlach	5/5/2000	11/30/2000	17,250	—	9.67	5/5/2010
	12/29/2000	6/30/2001	30,000	—	9.67	12/29/2010
	12/4/2003	6/30/2004	15,000	—	9.00	12/4/2013
	6/10/2004	12/31/2004	15,000	—	11.00	6/10/2014
	12/31/2004	6/30/2005	17,500	—	10.77	12/31/2014
	6/11/2008	6/11/2011	—	40,000	10.85	6/11/2018
	5/8/2009	5/8/2012	—	20,000	7.00	5/8/2019

        The following table provides information concerning our non-qualified deferred compensation arrangements, including deferred compensation agreements with certain of the named executives permitting them to defer on an elective basis a specified portion of their base salaries, annual cash bonuses and amounts paid under the cash incentive plan. Deferred amounts are contributed to individual accounts within the American Equity Officers Rabbi Trust and investments in such accounts are self-directed by the officer who is the beneficiary of the account. All such investments are made on open market terms. There were no withdrawals or distribution of any deferred amounts during 2009.

Non-Qualified Deferred Compensation for 2009
Name	Executive Contributions in 2009(1) ($)	Aggregate Earnings in 2009 ($)	Aggregate Balance at 12/31/09 ($)
David J. Noble	380,000	2,078	1,171,946
Wendy C. Waugaman	37,800	2,856	286,960
Debra J. Richardson	22,800	2,298	256,339
James M. Gerlach	—	138	51,384

(1)
Amounts in this column are included within the salary, bonus and non-equity incentive plan compensation reported in the Summary Compensation Table.

        The following table sets forth information as of December 31, 2009 concerning plans and arrangements we have with our directors, officers and employees under which they have received equity-based rights to receive shares of our Common Stock. We have granted or reserved options under the 1996 Stock Option Plan, the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan and the 2009 Employee Incentive Plan.

Equity Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,968,789	9.61	2,599,763
Equity compensation plans not approved by shareholders	—	—	—

Total	1,968,789	9.61	2,599,763

Potential Payments Upon Termination or a Change in Control

        We have no employment contracts or separation agreements with any of our employees other than the separation agreement we entered into with Kevin M. Wingert, a former executive and director, filed on an amendment to a Form 8-K on January 2, 2009, and Mr. Noble's Retirement Benefit Agreement, as amended in March 2010 and filed on a Form 8-K on April 2, 2010. As discussed below, we have change in control agreements with a small group of senior officers including each of the named executives, except Mr. Noble, which would provide payments and benefits to them in the event of the termination of their employment under certain circumstances following a change in control. In the absence of a change in control, however, regardless of the manner in which the termination of employment occurs (with the exception of death, disability and retirement for certain benefits), the named executives would be entitled only to the following:

  •
  Base salary to the termination date (two-week notice of termination by either the employer or employee is required), with no right to receive any cash bonus or incentive amounts not paid prior to notice of termination;

  •
  The right to exercise vested stock options within thirty days of the termination date;

  •
  Distribution of the executive's 401(k) account;

  •
  Distribution of the executive's account, if any, pursuant to any deferred compensation arrangements including elective deferrals of salary, bonus and/or incentive, and earnings thereon;

  •
  COBRA benefits for the purchase of medical and dental insurance; and

  •
  The right to convert group life insurance to an individual policy without proof of insurability, at the executive's ongoing expense.

        Under the change in control agreements, the named executives would have additional rights in the event of the termination of their employment following a change in control in defined circumstances including discharge without "cause" or voluntary resignation for "good reason". A "change in control" is defined to include: (i) the acquisition by any person of 35% of the combined voting power of the Company; (ii) during two consecutive years a majority of the directors originally on the Board of Directors (and with certain designated successors) ceasing to constitute a majority of the Board of Directors; (iii) a merger with another entity in which our voting securities cease to represent at least 50% of the combined voting power of the surviving entity; or (iv) the sale of substantially all of the assets of the Company in a plan of complete liquidation. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        If a termination occurs within twenty-four or thirty-six months following a change in control which meets all of the definitions, terms and conditions of the named executive's change in control agreement, the executive would be entitled to the following in addition to the items set forth in the bullets above:

  •
  Salary continuation payments for two or three years;

  •
  A cash lump sum equal to the amount of the "target annual bonus" that the executive would receive for the year in which the executive's termination occurs, prorated through the date of termination;

  •
  A cash lump sum equal to two or three times the executive's "target annual bonus";

  •
  An amount equal to a full gross-up for any excise tax incurred by the named executive as a result of receiving change in control payments; and

  •
  Continuation of health, dental and life insurance benefits during the salary continuation period.

        For years prior to 2010, we interpret the term "target annual bonus" to mean the aggregate amount of discretionary cash bonuses received by the executive during the fiscal year immediately preceding a change in control, and non-equity incentive compensation based on net premiums from sales during the year in which the termination occurs. For 2010, we interpret the term "target annual bonus" to be such amounts provided under the Performance Incentive Plan and the Production Incentive Plan as described above.

        The following table sets forth the estimated amount of compensation each of the named executive officers, other than Mr. Noble, would receive in the event of an eligible termination following a change in control, assuming such termination had occurred at December 31, 2009. No pro-rated portion of "target annual bonus" amounts is included for the year of termination since such amounts would be immaterial for a termination occurring on December 31.

Potential Payments Upon a Change in Control
Name	Base Salary ($)	Bonus ($)	Value of Acceleration of Options(1)	Excise Tax Gross Up(2) ($)	Group Insurance Benefits ($)	Total ($)
Wendy C. Waugaman	1,350,000	90,000	556,200	826,086	15,076	2,837,362
John M. Matovina	1,050,000	90,000	519,000	717,797	31,274	2,408,071
Debra J. Richardson	1,200,000	90,000	557,055	699,715	31,260	2,578,030
James M. Gerlach	500,000	44,000	427,530	—	21,093	992,623

(1)
Our employee stock option plans provide for automatic vesting of stock options upon a change in control or upon death or disability. For information concerning the outstanding options which each of the named executives could exercise within thirty days after any termination, see the Outstanding Equity Awards table above.

(2)
This calculation assumes a total effective rate of state and federal income taxes of 42%.

        The Company entered into a Separation and Release Agreement, effective January 1, 2009, with Kevin M. Wingert. Subject to the terms and conditions of the Separation Agreement, the Company pays Mr. Wingert his annual base salary in effect at December 31, 2008 of $350,000 and provides health insurance coverage at a cost of $9,600 annually through December 31, 2010. In addition, Mr. Wingert's unvested options to acquire shares of the Company's stock vested and became exercisable as of December 31, 2008, and each of Mr. Wingert's options shall be exercisable until the tenth anniversary of its issuance. The exercise price of the options that were accelerated exceeded their fair market value at December 31, 2008. The Separation Agreement also contains restrictive covenants, releases and other customary terms and conditions.

Policy Regarding Related Person Transactions

        We recognize that Related Person Transactions (as defined below) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is our policy to enter into or ratify Related Person Transactions only when the Board of Directors, acting through our Audit Committee or as otherwise described herein, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions.

        In order to deal with the potential conflicts inherent in such transactions, our Audit Committee adopted a policy regarding Related Person Transactions. For the purposes of this policy, a "Related Person Transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a "related person" means:

  •
  any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

  •
  any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  any immediate family member of any of the foregoing persons; and

  •
  any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

  •
  The general counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

  •
  If the general counsel determines that the proposed transaction is a Related Person Transaction, the proposed transaction shall be submitted to the Audit Committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chairman of the Audit Committee (who has been delegated authority to act between committee meetings).

  •
  The Audit Committee, or where submitted to the chairman of the committee, the chairman, shall consider all of the relevant facts and circumstances available to the committee or the chairman, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

  •
  The Audit Committee (or the chairman) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the committee (or the chairman) determines in good faith. The Audit Committee or chairman, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the Company.

        At the Audit Committee's first meeting of each fiscal year, the committee shall review any previously approved Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the committee shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the Related Person Transaction.

        No member of the Audit Committee shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person.

 Certain Relationships and Related Person Transactions

        ITAGroup.    Steven G. Chapman, a member of our Board of Directors, is Chairman of the Board of Directors and former Chief Executive Officer of ITAGroup ("ITA"), a travel services firm we use in connection with agent conventions and meetings. Mr. Chapman served as Chief Executive Officer through December 31, 2008 and continues as the senior executive of ITA in his role as Chairman of the Board. He owns approximately 4.6% of the total equity capital of ITA. In 2009, we paid ITA approximately $2.1 million for travel and travel related services including air fare, other transportation, lodging and meeting management services, which represented less than 1% of ITA's gross revenues. A significant portion of our payments to ITA are reimbursements for direct costs of transportation and lodging. We continue to utilize ITA for our 2010 agent conventions and meetings and we anticipate that total payments to ITA in 2010 will be comparable to those in 2009. Our Audit Committee has ratified all transactions with ITA pursuant to our policy for transactions with related persons as described above.

        Richardson Construction.    The Company entered into a lease agreement to relocate its administrative home office to a new office building in West Des Moines, Iowa effective December 1, 2009. The Company contracted with Richardson Construction to provide tenant-finish building construction and supervisory contractor services, consisting of labor and materials, to adapt the office building space for occupancy. The principal owner of Richardson Construction is Russell Richardson, the spouse of our Executive Vice President, Secretary and Director, Debra J. Richardson. The Company also contracted with Richardson Construction for various tenant improvements at our former home office. Gross payments made by the Company to Richardson Construction during 2009 were $332,665. Our Audit Committee has ratified all transactions with Richardson Construction pursuant to our policy for transactions with related persons as described above.

        D-W Corporation.    The Company and its affiliates periodically lease an aircraft from D-W Corporation, which is wholly owned by our Executive Chairman, David J. Noble. Payments made to D-W Corporation for the leasing of the aircraft to the Company and its affiliates for business use during 2009 were $122,850. The Company leases building space for our Pell City office from D-W Corporation. Payments made to D-W Corporation for the building during 2009 were $43,100. Our Audit Committee has ratified all transactions with D-W Corporation pursuant to our policy for transactions with related persons as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2009, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them except that Form 4s were filed on June 16, 2009 by the following individuals with respect to stock option grants made to them on May 8, 2009: Mr. Noble, Ms. Waugaman, Mr. Matovina and Ms. Richardson—40,000 options each; and Mr. Gerlach, Ronald J. Grensteiner (Vice President), Ted M. Johnson (Vice President—Controller) and Terry A. Reimer (Vice President)—20,000 options each.

 OTHER INFORMATION

Shareholder Proposals for the 2011 Annual Meeting

        Shareholder proposals to be considered for inclusion in our proxy statement for the Annual Meeting to be held in 2011 or shareholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Executive Vice President and Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266, and must comply with SEC rules in order to be eligible for inclusion in our proxy material for our 2011 meeting.

        A shareholder may present a proposal for inclusion in our proxy statement if such shareholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 31, 2010.

        In addition, under our Amended and Restated Bylaws, a shareholder who desires to present a proposal from the floor of the 2011 Annual Meeting must submit the proposal between March 12, 2011 and April 11, 2011. Any such proposal must set forth as to each matter such shareholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

Shareholder Communications

        Stockholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations at 6000 Westown Parkway, West Des Moines, Iowa 50266.

        Stockholders interested in communicating with our Board of Directors, any committee of the Board of Directors, any individual director or any group of directors should send written correspondence to American Equity Investment Life Holding Company Board of Directors, c/o Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266.

Householding; Annual Report on Form 10-K

        The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce our printing and postage costs.

        Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Julie L. LaFollette, Director of Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602) and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

        Simultaneously with the mailing of this proxy statement, we are mailing our 2009 Annual Report and Form 10-K to all shareholders of record on April 28, 2010.

        Any shareholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December, 31, 2009 (including our audited consolidated financial statements and financial statement schedules), as filed with the SEC, may contact Julie L. LaFollette, Director of Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602).

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 10, 2010.  Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by Internet Log on to the Internet and go to www.investorvote.com/AEL Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 - Alexander M. Clark For Withhold For Withhold For Withhold 02 - Robert L. Hilton 03 - John M. Matovina For Against Abstain 2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for 2010. 3. To transact such other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 3 1 A V A E L 1 025554_COMPANY_BLANKS_1_416162348/000001/000001/i

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — American Equity Investment Life Holding Company Proxy Solicited by Board of Directors for Annual Meeting - June 10, 2010 David J. Noble, Wendy C. Waugaman and Debra J. Richardson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of American Equity Investment Life Holding Company to be held on June 10, 2010 or at any postponement or adjournment thereof. This proxy when properly executed will be voted in the manner you direct on the reverse side. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR such proposal(s). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.)